Exhibit 99.1

GLOBAL INDEMNITY PLC - PRESS RELEASE

For release:	September 15, 2011

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

“GLOBAL INDEMNITY ANNOUNCES CONCLUSION OF ITS EVALUATION OF STRATEGIC ALTERNATIVES”

DUBLIN, Ireland - September 15, 2011 - Global Indemnity plc (NASDAQ: GBLI) (“Global Indemnity”) today announced that its Board of Directors, having completed an evaluation of strategic alternatives, determined to continue as an independent provider of primary and reinsurance specialty insurances products and services.

Enquiries:

Morgan Stanley (Financial Advisor to Global Indemnity)

Colm Donlon: +44 20 7425 5000

Meir Lewis: +1 212 761 4000

About Global Indemnity plc and its subsidiaries

Global Indemnity plc, through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and nonadmitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world.

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

The directors of Global Indemnity accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Global Indemnity (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Morgan Stanley & Co. Incorporated and certain of its associated entities (“Morgan Stanley”) are acting as financial advisers to Global Indemnity and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Global Indemnity for providing the protections afforded to the clients of Global Indemnity, respectively, nor for providing advice in relation to the contents of this announcement or any other matter referred to herein.

This information is provided by RNS

The company news service from the London Stock Exchange